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NEWS RELEASE
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HOLLYWOOD ENTERTAINMENT ANNOUNCES 2003 FOURTH QUARTER
SAME STORE SALES


PORTLAND, OREGON - January 6, 2004 - Hollywood Entertainment Corporation (Nasdaq: HLYW), owner and operator of more than 1,900 Hollywood Video superstores and approximately 600 Game Crazy video game specialty outlets, today announced that same store sales for the fourth quarter increased 12%. Contribution to same store sales from rental product revenue was negative 2% while contribution from merchandise sales was 14%.

As a result, the Company expects net income for the quarter to be approximately $0.36 per diluted share and expects adjusted net income for the full year to be approximately $1.40 per diluted share.

On January 5, 2004, the Company prepaid the $20 million 2006 amortization of its senior bank credit facility. During the fourth quarter, the Company also used $16 million to repurchase shares of its common stock.

The Company will host an investor call today at 10:00 a.m. EST, which may be accessed by dialing (617) 786-2962 and referring to the passcode 65583909. A replay of the call may be accessed by dialing (617) 801-6888 and referring to the passcode 30818429, or by visiting the home page of the Company's website, www.hollywoodvideo.com, or by visiting www.streetevents.com.

The Company expects to report its fourth quarter and full-year 2003 results of operations on Thursday, January 29, 2004.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The numbers reported for same store sales increase and expected net income per diluted share are subject to quarter-end closing adjustment and therefore may differ from the numbers set forth in this press release.


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INVESTOR 	   Alex Bond
CONTACT:	   Senior Vice President, Finance & Business Development
		   Phone: (503) 570-5667